Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption
"Experts" in the Registration Statement on Form S-3 and the related Prospectus of United Waste Systems, Inc. (the "Company"), for the registration of up to 470,985 shares of its common stock, and to the incorporation by reference therein of our report dated February 20, 1996 with respect to the consolidated financial statements of United Waste
Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1995, and of our report dated June 28, 1996, (except for Note 13 as to which the date is August 22, 1996) with respect to the supplemental consolidated financial statements of United Waste Systems, Inc. included in its Current Report on
Form 8-K dated June 28, 1996, filed with the Securities and
Exchange Commission.

                                   ERNST & YOUNG LLP


MetroPark, New Jersey
September 30, 1996